Exhibit 99.1

PRESS RELEASE

For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	President and Chief Operating Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

TO ACQUIRE

COMMUNITY NATIONAL BANK - BELLAIRE

HOUSTON, June 27, 2012. Prosperity Bancshares, Inc.® (NYSE: PB) announced today the signing of a definitive agreement to acquire Community National Bank, Bellaire, Texas. This is the fifth acquisition announced by Prosperity within the past nine months.

Community National Bank operates one (1) banking office in Bellaire, Texas, in the Houston Metropolitan Area. As of March 31, 2012, Community National Bank reported total assets of $182.9 million, total loans of $67.3 million and total deposits of $162.7 million.

Under the terms of the definitive agreement, Prosperity will issue up to 372,396 shares of Prosperity common stock plus $11.4 million in cash for all outstanding shares of Community National Bank capital stock, subject to certain conditions and potential adjustments.

“We continue to look for opportunities to expand our presence in the Houston Area and Community National Bank’s location in Bellaire is an excellent fit for us,” commented David Zalman, Chairman and Chief Executive Officer of Prosperity. “The customers of Community National Bank will be able to use any of our locations across the state after the merger.”

Prosperity will be closing their existing Bellaire Banking Center and, following the merger, retain the Community National Bank location and will continue to operate fifty-nine (59) banking centers across the Houston Area.

“As we looked for merger partners, Prosperity Bank stood out as an excellent fit for our customers. The ability to remain as a community oriented bank serving the Harris County market with the same people that founded the bank was important to us,” said Randy Dobbs, Chief Executive Officer of Community National Bank. “We believe this is an opportunity to be part of a larger community bank and offer our customers additional products, a larger branch network and the financial strength of a premier banking organization.”

“In addition to the benefits to our stockholders, this merger gives us the ability to enhance our franchise in the Houston market without compromising our community banking values,” said James A. Woodall, Jr., Executive Chairman of Community National Bank. “Prosperity will be a strong partner for our customers and employees.”

Long-time Houston bankers Randy Dobbs, Chief Executive Officer of Community National Bank and John James, President of Community National Bank will join the Prosperity team as President - Bellaire Banking Center and Executive Vice President, respectively.

The merger has been approved by the Boards of Directors of Prosperity and Community National Bank and is expected to close during the fourth quarter of 2012, although delays may occur. The transaction is subject to certain conditions, including the approval by Community National Bank’s shareholders and customary regulatory approvals. Operational integration is anticipated to begin late in 2012.

Community National Bank was advised in this transaction by Commerce Street Capital, LLC as financial advisor. Bracewell & Giuliani LLP was legal counsel to Prosperity Bancshares, Inc.

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, recently named “America’s Best Bank” by Forbes, is a $10.9 billion Houston, Texas based regional financial holding company, formed in 1983. Operating under a community banking philosophy and seeking to develop broad customer relationships based on service and convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred seventy-six (176) full service banking locations; fifty-nine (59) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-two (32) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; thirty-four (34) in the Central Texas area including Austin and San Antonio; and ten (10) in the Bryan/College Station area.

In connection with the proposed merger of Community National Bank into Prosperity Bank, Prosperity will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of Prosperity’s common stock to be issued to the shareholders of Community National Bank. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of Community National Bank seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PROSPERITY, COMMUNITY NATIONAL BANK AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Documents filed with the SEC by Prosperity will be available free of charge by directing a request by telephone or mail to Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027 Attn: Investor Relations. Prosperity’s telephone number is (281) 269-7199.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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